Exhibit 10.14

Radian Group Inc. Savings Incentive Plan

Amended and Restated Effective January 1, 1997

Amendment No. 3

WHEREAS, the Radian Group Inc. (the “Company”) maintains the Radian Group Inc. Savings Incentive Plan (the “Plan”) amended and restated in its entirety effective January 1, 1997 for the benefit of its eligible employees and the eligible employees of the Participating Companies; and

WHEREAS, the Company, pursuant to the provisions of Section 11.1 of the Plan, has the ability to amend the Plan by action of its Board of Directors; and

WHEREAS, the Company desires to amend the Plan to permit the Compensation & Benefits Committee of the Company to have the ability to amend the Plan in certain limited respects.

NOW THEREFORE, the Plan is hereby amended in the following respects, effective as of January 1, 2006:

Section 11.1 is amended in its entirety to read as follows:

11.1 Power of Amendment and Termination.

(a) The Company reserves the power to amend or terminate the Plan at any time by action of the Board of Directors. Notwithstanding the foregoing, the Compensation & Benefits Committee of the Company by majority of its members, may adopt any Plan amendments that (a) are designated to implement contractual commitments by the Company, (b) reflect changes approved in substance by the Board of Directors, or (c) make changes not involving material cost increases of the Plan for purposes of legal compliance, clarity, administrative convenience or otherwise. No further administrative action shall be required for such amendment by the Compensation & Benefits Committee of the Company to be effective (except to the extent otherwise required by the Board of Directors).

It is the intention of each Participating Company that this Plan will be permanent. However, each Participating Company reserves the right to terminate its participation in this Plan at any time by action of its board of directors or other governing body.

(b) Each amendment to the Plan shall be binding on each Participating Company. Any amendment or termination of the Plan shall become effective as of the date designated by the Board of Directors or the Compensation & Benefits Committee of the Company, as applicable. Except as expressly provided elsewhere in the Plan, prior to the satisfaction of all liabilities with respect to the benefits provided under this Plan, no amendment or termination shall cause any part of the monies contributed hereunder to revert to the Participating Companies or to be diverted to any purpose other than for the exclusive benefit of Participants and their beneficiaries. Upon termination or partial termination of the Plan, or upon complete discontinuance of contributions, the rights of all affected persons to benefits accrued to the date of such termination shall be nonforfeitable. Upon termination of the Plan, Accounts shall be distributed in accordance with applicable law.

IN WITNESS WHEREOF, Radian Group Inc. has caused this Amendment No. 3 to be executed by its duly authorized party on this 8th day of February, 2005.

Radian Group Inc.

By:	/s/ Robert E. Croner
Title:	SVP, Human Resources

2